Exhibit 99.1

Contacts:	Steven O. Cordier Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com

Penford Corporation Reports Fourth Quarter and Annual Fiscal 2004 Results

ENGLEWOOD, Co., October 18, 2004 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the fourth quarter and fiscal year 2004. Net income for the year ended August 31, 2004 was $3.7 million, or $0.42 per diluted share, compared to $8.4 million, or $1.03 per diluted share, last year. Results for fiscal 2003 included a $1.9 million after-tax, non-operating gain on the sale of the Australian Hi-maize® business. Fiscal 2004 results included $1.3 million in pre-tax restructuring costs in the Australian and Industrial Ingredients businesses and a $0.7 million pre-tax, non-operating expense related to unamortized transaction fees associated with the Company’s prior credit agreement.

Penford reported that sales for the quarter ended August 31, 2004 rose 5% to $72.3 million. A net loss of $0.5 million, or $0.06 per diluted share, was recorded in the fourth quarter compared with net income of $1.8 million, or $0.21 per diluted share, for the same quarter in fiscal 2003.

Consolidated fiscal 2004 sales of $279.4 million rose 6% from $262.5 million a year ago, primarily due to rising Australian Dollar exchange rates. Gross margin as a percent of sales declined 3.0% from 16.6% last year to 13.6%, reflecting $4.2 million in strike related costs at the Industrial Ingredients Cedar Rapids facility, a $2.3 million increase in the cost of natural gas, and $1.3 million in additional employee benefit costs in North America. Operating expenses as a percent of sales fell from 9.4% last year to 8.3% and interest expense declined 18% to $4.5 million on lower average debt balances and lower interest rates in the United States.

Segment Results

Annual sales at the Industrial Ingredients business rose 2% to $143.6 million from $140.6 million in fiscal 2003 as higher prices and an increase in sales of specialty products partially offset a volume decrease of 1%. The specialty products category, including Liquid Natural Additives, grew 21% with new customers in the tissue, newsprint and paperboard segments. Fiscal 2004 gross margin as a percent of revenue declined to 10.9% from 15.5% last year, reflecting a 23% increase in the cost of natural gas, higher pension and healthcare costs as well as the increased expense incurred operating the Cedar Rapids manufacturing facility after August 1, 2004, when the union went on strike. Management personnel and temporary replacement workers took over operations on August 1st and production output is now very close to pre-strike levels. Additional operating costs directly attributable to the strike during August were approximately $4.2 million, including increased costs for labor, overtime and distribution of product. Higher maintenance costs and operating inefficiencies encountered during the first few weeks of the strike increased the total costs beyond estimates calculated in mid-September.

“The incremental costs of operating during this strike are an investment in our future, and are necessary to position the Industrial business more competitively in a demanding market environment. Costs to operate the Cedar Rapids plant are now declining. Importantly, this event has provided a unique opportunity to examine all supply chain practices and manufacturing processes. Through in-depth, hands-on management of the facility we have gained insights and learning that defined specific opportunities for improving productivity and labor efficiency,” said Thomas D. Malkoski, President and CEO of Penford Corporation.

Fiscal 2004 revenue increased 6% to $47.5 million at the Food Ingredients – North America business. A 3% improvement in volumes and favorable product mix changes contributed to the gain. Sales of potato coating formulations increased 6% over last year. Protein product applications expanded by 32% in fiscal 2004. Gross margin as a percent of sales declined to 25.4% from 28.2% on lower plant utilization at our dextrose facility, increased manufacturing expenses and higher natural gas costs. We have re-established production throughput and reduced inventories at the dextrose plant.

Sales in Australia/New Zealand rose $11.4 million, or 15%, to $89.1 million in fiscal 2004 on further strengthening of the Australian dollar. Annual sales volumes decreased less than 1% as we continued to experience price competition from imported products. Gross margin as a percent of sales improved from 10.4% in the first half of fiscal 2004 to 12.8% in the second half. The full year ratio was comparable to last year at 11.6%. Lower Australian grain costs were offset by pricing concessions to meet low priced offshore competition. Sales of specialized products to food, confectionery, mining and packaging customers improved during the second half of the year as foreign exchange rate comparisons moderated.

“We trimmed spending around the world during fiscal 2004 even as we successfully accelerated market expansion in the food and industrial categories,” Malkoski said. “These efforts are part of a continuing management initiative to address costs by optimizing operations, introducing new manufacturing processes and directing resources toward productivity improvements. A solid track record of new product launches was also established during the year. We intend to build on this foundation of innovation and proficiency.”

Conference Call

Penford will host a conference call to discuss fourth quarter and annual financial and operational results today, October 18, 2004 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” “intends,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to the duration of the Cedar Rapids strike, long-term labor costs, equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which Penford operates.

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CHARTS TO FOLLOW

	Three months ended		Year ended
Penford Corporation Financial Highlights	August 31,		August 31,
(In thousands except per share data)	2004	2003	2004	2003
	(unaudited)
Consolidated Results
Sales	$72,250	$68,698	$279,386	$262,467
Net income (loss)	$(498)	$1,797	$3,702	$8,436
Earnings (loss) per share, diluted	$(0.06)	$0.21	$0.42	$1.03
Results by Segment
Industrial Ingredients:
Sales	$36,606	$36,365	$143,612	$140,637
Gross margin	1.6%	15.1%	10.9%	15.5%
Operating income (loss)	(2,233)	2,161	3,846	9,551
Food Ingredients – North America:
Sales	$13,235	$11,276	$47,518	$44,694
Gross margin	25.3%	27.8%	25.4%	28.2%
Operating income	1,332	1,417	5,046	5,915
Australia/New Zealand:
Sales	$22,822	$21,131	$89,128	$77,682
Gross margin	10.6%	11.5%	11.6%	12.0%
Operating income	1,049	1,114	4,549	4,797

Balance Sheet

	August 31,	August 31,
	2004	2003
Current assets	$83,580	$76,285
Property, plant and equipment, net	130,392	128,776
Other assets	51,824	45,832

Total assets	265,796	250,893

Current liabilities	43,295	37,272
Long-term debt	75,551	76,696
Other liabilities	51,230	49,040
Shareholders’ equity	95,720	87,885

Total liabilities and equity	$265,796	$250,893

	Three months ended		Year ended
Penford Corporation Consolidated Statements of Income (unaudited)	August 31,		August 31,
(In thousands except per share data)	2004	2003	2004	2003
Sales	$72,250	$68,698	$279,386	$262,467
Cost of sales	65,905	57,643	241,298	218,784

Gross margin	6,345	11,055	38,088	43,683
Operating expenses	5,733	6,651	23,063	24,620
Research and development expenses	1,564	1,363	6,115	5,399
Restructuring costs, net	209	(48)	1,334	(165)

Income (loss) from operations	(1,161)	3,089	7,576	13,829
Non-operating income, net	977	396	1,987	3,205
Interest expense	(1,140)	(1,246)	(4,492)	(5,495)

Income (loss) before income taxes	(1,324)	2,239	5,071	11,539
Income tax expense (benefit)	(826)	442	1,369	3,103

Net income (loss)	$(498)	$1,797	$3,702	$8,436

Weighted average common shares and equivalents outstanding, diluted	8,793	8,622	8,868	8,228
Earnings (loss) per share, diluted	$(0.06)	$0.21	$0.42	$1.03
Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

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